For Immediate Release:

Green EnviroTech Holdings, Corp. Announces Conversion of $407,658 of Aged Debt

at $0.50 per share

JAMESTOWN, CA--(Marketwired – Jan 10th, 2017) - Green EnviroTech Holdings, Corp. (OTC PINK : GETH ) is pleased to announce that the company has entered into agreements to convert $407,658 of aged debt into common stock at a stock conversion price of $0.50 per share. Reported previously in an 8-K dated September 8, 2016, the Company converted $2,024,059 in accrued and unpaid salary into equity by issuing warrants convertible into 3,840,000 shares of the Company’s common stock with most all being converted at $0.50 per share. The Company’s total aggregate debt conversion into equity was $2,431,717 in September and December.

As GETH CEO Chris Bowers explains, “This exchange is a further demonstration of confidence from our creditors in the future direction of the company. We are grateful for their support and patience over the years we have been working to perfect our technology and business model, and we look forward to sharing the benefits of our success with them in the future. I would like to thank Gary De Laurentiis for his dedication in working with our creditors on this important topic for the company.”

Gary De Laurentiis, GETH Chairman, added, “I am personally very grateful to everyone who has supported GETH over the last few years and am pleased to be able to make this announcement.”

About Green EnviroTech Holdings

Green EnviroTech Holdings, Corp. (GETH) is a pioneer in sustainable economic development. Our mission is to find practical, economical solutions that will clean up the environment. Our technologies will convert waste into valuable products and help to protect the planet.

Forward-Looking Statements

This press release contains forward-looking statements that relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

CONTACT INFORMATION

Public Relations and Media Contact:

LCG

Headquarter Office

702.333.4886

www.lcginfo.com

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